Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--October 22, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $6.0 million ($.41 diluted EPS) on revenue of $76.6 million for its third quarter ended September 30, 2009, compared to net income of $2.8 million ($.20 diluted EPS) on revenue of $92.7 million for the third quarter ended September 30, 2008. Net income for the nine months ended September 30, 2009 was $16.2 million ($1.12 diluted EPS) on revenue of $240.8 million, compared to the net income of $28.1 million ($1.96 diluted EPS) on revenue of $334.3 million for the nine months ended September 30, 2008.

The company had a revenue backlog of $136.1 million and a labor backlog of approximately 1.5 million man-hours remaining to work, which consists of work remaining at September 30, 2009 and commitments received through October 22, 2009. In past quarters the Company included $147.7 million and 1.6 million man-hours in the backlog related to the MinDOC II project. Although not formally cancelled, due to current economic conditions, it is not likely the MinDOC II project will return to active status in the near future.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	September 30,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$8,227	$13,839
Total current assets	122,551	136,380
Property, plant and equipment, at cost,net	202,492	204,695
Total assets	338,497	350,890
Total current liabilities	46,216	74,940
Debt	0	0
Shareholders' equity	269,162	254,207
Total liabilities and shareholders' equity	338,497	350,890

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 23, 2009, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2009. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.215.6825. A digital rebroadcast of the call is available two hours after the call and ending October 31, 2009 by dialing 1.888.203.1112, replay passcode: 7247356.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms TLPs, SPARs, FPSOs, MinDOCs); piles; wellhead protectors; subsea templates; various production, compressor and utility modules; offshore living quarters; brown water tow boats; tanks and barges. The Company also provides offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; heavy lifts such as ship integration and TLP module integration; loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo; onshore and offshore scaffolding; piping insulation services and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$ 76,631	$ 92,657	$ 240,763	$ 334,309
Cost of revenue	65,413	86,349	209,448	284,746
Gross profit	11,218	6,308	31,315	49,563
General and administrative expenses	2,051	2,070	6,247	7,339
Operating income	9,167	4,238	25,068	42,224

Other income (expense):
Interest expense	(23)	(18)	(58)	(31)
Interest income	81	42	101	187
Other	2	(42)	4	(97)
	60	(18)	47	59

Income before income taxes	9,227	4,220	25,115	42,283

Income taxes	3,241	1,384	8,916	14,135

Net income	$ 5,986	$ 2,836	$ 16,199	$ 28,148

Per share data (a):
Basic earnings (loss) per share - common shareholders	$ 0.41	$ 0.20	$ 1.12	$ 1.97
Diluted earnings (loss) per share - common shareholders	$ 0.41	$ 0.20	$ 1.12	$ 1.96

Weighted-average shares	14,293	14,278	14,293	14,249
Effect of dilutive securities: employee stock options	2	40	2	40
Adjusted weighted-average shares	14,295	14,318	14,295	14,289

Depreciation and amortization included in expense above	$ 4,667	$ 4,615	$ 13,764	$ 13,045

Cash dividend declared per common share	$ 0.01	$ 0.10	$ 0.12	$ 0.30

(a) - Basic and diluted earnings per share for the three-month period ended September 30, 2009 and nine-month periods ended September 30, 2009 and 2008 have been reduced by $0.01 per share as the result of adopting standards contained in ASC 260-10-45-61A effective January 1, 2009.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer